Exhibit 99.1

SFX CONTINUES EXPANSION INTO BRAZIL

Tomorrowland Brazil Sells Out In Three Hours;

SFX Acquires Brazilian Talent Agency And Promoter Plus Talent, Names Skol As
Headline Sponsor of Tomorrowland Brazil

NEW YORK — SEPTEMBER 11, 2014 — SFX Entertainment, Inc. (NASDAQ: SFXE), the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals, today announced three significant developments in its expansion into the Brazilian market.

The company announced that Tomorrowland Brazil, the latest in a series of global expansions of SFX’s leading festival brand Tomorrowland, completely sold out in just three hours when tickets went on sale Saturday, September 6. The festival will have a capacity of 180,000 over three days.

Pre-registration for Tomorrowland Brazil saw 870,000 people sign up to purchase tickets, even though the talent lineup had not been announced. Tomorrowland had announced in July its expansion into Brazil.  Tomorrowland Brazil is scheduled to take place May 1-3, 2015 in Itu, São Paulo. For more information, visit www.tomorrowlandbrasil.com.

SFX also today announced its acquisition of Plus Talent, a leading talent agency, promoter and producer of events in Brazil.  Plus Talent, founded 20 years ago by Luiz Eurico Klotz, Edo Van Duyn and Silvio Conchon, represents DJs and producers, books talent, and produces events and tours across the country.  Plus Talent promotes Tomorrowland Brazil and other leading franchises, such as Armin Only, I Am Hardwell and the XXXperience Festival.

Further to the recently announced continued expansion of SFX’s partnership with AB InBev, Tomorrowland Brazil has agreed to name Skol, the leading beer brand in Brazil, as its headline sponsor. Skol has a rich history with SFX company ID&T, as a five-year sponsor of the Sensation event in Brazil. With the headline sponsorship of Tomorrowland Brazil, Skol and its nightlife brand, Skol Beats, are once again the vanguards of electronic music in Brazil.

“We knew from other events that Brazilian fans travel internationally to see our shows, so the incredibly fast sell-out confirms the power of electronic music in Brazil,” said Robert F.X. Sillerman, Chairman and CEO of SFX Entertainment. “Plus Talent is an extremely talented and creative company, with the deepest experience in the Brazilian market.  Edo, Luiz and Silvio understand every aspect of the business and we are delighted to have them in the SFX family of companies.”

Sillerman added, “Bringing in Skol as our partner is the perfect fit. Not only do they have a deep history in the electronic music scene, their marketing power will secure a very high level of awareness and engagement for the Tomorrowland brand.”

Luiz Eurico Klotz, co-founder of Plus Talent added, “Partnering with SFX is the next logical step for our company. Bringing brands like Tomorrowland to Brazil is a watershed moment for the scene we have so carefully nurtured here for the last 20 years. We are excited to continue to bring new brands, experiences and partners to Brazilian fans.”

Fabio Baracho Martinelli, head of consumer marketing for Skol said, “We have been believers in electronic music for many years and have seen great success with our various event partnerships.  Partnering with the pioneering team at Tomorrowland is perfect for us as we look to grow our brand and our association with the fast-moving electronic music scene.”

The expansion in Brazil builds on the previous announcement that SFX acquired a 50% stake in the holding company controlling Rock In Rio, the largest music festival in the world.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.  Additionally, SFX manages FX1, an internal marketing solutions agency for consumer brands targeting the millennial culture.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. SFX refers you to the documents its files from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of SFX’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. In addition, any forward-looking statements contained herein are based on assumptions that SFX believes to be reasonable as of this date. SFX undertakes no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts:

Richard Rosenstein

Chief Financial Officer and Chief Administrative Officer
646 561 6400

Joseph Jaffoni

JCIR
212 835 8500
sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com